Exhibit 10.32

LOAN AND GUARANTY AGREEMENT

THIS LOAN AND GUARANTY AGREEMENT is made and dated as of December 28, 2010 and is entered into by and among BRIGHTSOURCE ENERGY, INC., a Delaware corporation (the “Borrower”), certain wholly-owned Domestic Subsidiaries of Borrower, as Guarantors, and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“HTGC”) and HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership (“Hercules II”) (HTGC and Hercules II, collectively, the “Lender”).

RECITALS

A. Borrower has requested loans in an aggregate principal amount of up to Twenty-Five Million Dollars ($25,000,000) (the “Term Loans”), the proceeds of which will be used (i) to pay ongoing costs of the Projects, (ii) for general corporate purposes and (iii) to pay Transaction Costs;

B. Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Lender, a Lien (subordinated in favor of the Senior Lenders) on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries and 66% of all the Equity Interests of each of its Foreign Subsidiaries;

C. Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Lender, a Lien (subordinated in favor of the Senior Lenders) on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries and 66% of all the Equity Interests of each of their respective Foreign Subsidiaries; and

D. Lender is willing to make the Term Loans on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Senior Lenders Collateral Agent for the benefit of the Senior Lenders, the Administrative Agent and the Lender (or upon the Discharge of Senior Indebtedness, only the Lender), a Credit Party and a third party Bank or other institution (including a Securities Intermediary) in which a Credit Party maintains a Deposit Account or an account holding Investment Property and which grants the Senior Lenders Collateral Agent for the benefit of the Senior Lenders, the Administrative Agent and the Lender (or upon the Discharge of Senior Indebtedness, only the Lender) a perfected security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit G.

“Administrative Agent” shall have the meaning ascribed to such term in the Senior Credit Agreement.

“Advance” means the Term Loan A Advance, the Term Loan B Advance, and any funds advanced under this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries. “Agreement” means this Loan and Guaranty Agreement, as amended from time to time.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Payments” as defined in Section 8.2.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of related transactions, of all or any part of the Borrower or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Borrower’s Subsidiaries, other than inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued).

“Assignee” has the meaning given to it in Section 12.14.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Lender as to the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“BSCM” means BrightSource Construction Management, Inc., a Delaware corporation and a wholly-owned subsidiary of the Borrower.

“BSII” means BrightSource Industries (Israel) Ltd.

“BSOI” means BrightSource Operations (Israel) Ltd.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Business Plan” as defined in Section 4.8.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof; in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change of Control” means (A) at all times prior to the Discharge of the Senior Indebtedness (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (x) shall have acquired fifty percent (50%) or more on a fully diluted basis of the voting and/or economic interests in the Equity Interests of the Borrower or (y) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Borrower; (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Borrower cease to be occupied by Persons who either (x) were members of the board of directors of Borrower on the Closing Date or (y) were nominated for election by the board of directors of Borrower; or (iii) Borrower shall cease to indirectly control 100% of the Project Companies other than in connection with a sale of Equity Interests resulting in a mandatory prepayment described in Section 2.8; provided, however, an Initial Public Offering shall not constitute a Change of Control, and (B) at all times after the Discharge of the Senior Indebtedness (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, any Guarantor, BSOI or BSII, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower, any Guarantor, BSOI or BSII in which the holders of such entity’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower, such Guarantor, BSOI or BSII is the surviving entity, other than in connection with such reorganization, recapitalization, consolidation or merger of any Guarantor, BSOI or BSII or sale or exchange of outstanding shares of any Guarantor, BSOI or BSII resulting in the Net Cash Proceeds (if any) being remitted directly to Borrower or any Guarantor in a Deposit Account with respect to which Lender has an Account Control Agreement (it being acknowledged and agreed to by Lender that the foregoing does not require Borrower to thereafter maintain such amounts in such Deposit Account) so long as no Event of Default has occurred and is continuing, or (ii) sale or issuance by Borrower of new shares of Preferred Stock of Borrower to investors, none of whom are current investors in Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and Common Stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock of the Company; provided, however, an Initial Public Offering shall not constitute a Change in Control.

“Claims” has the meaning given to it in Section 12.10.

“Closing Date” means the date of this Agreement.

“Collateral” means, collectively, all of the personal and mixed property, whether tangible or intangible, (including Equity Interests but excluding real property) in which Liens (subordinated in favor of the Senior Lenders) are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means Hercules Technology Growth Capital, Inc.

“Collateral Documents” means the Pledge and Security Agreement, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien (subordinated in favor of the Senior Lenders) on any personal or mixed property, whether tangible or intangible, of that Credit Party as security for the Obligations.

“Commitment Fee” means $50,000, which fee is due to Lender on or prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Confidential Information” has the meaning given to it in Section 12.13.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures and all deposits in connection with equipment purchases of Borrower and its Guarantors during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower and its Guarantors.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 8.2.

“Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Discharge of Senior Indebtedness” means: (a) payment in full in cash of all Senior Indebtedness; (b) termination or expiration of all commitments, if any, to extend credit that would constitute Senior Indebtedness; and (c) termination of all Liens securing the Senior Indebtedness held by or on behalf of the Senior Lenders Collateral Agent or any First Lien Claimholders (as defined in the Intercreditor Agreement) or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the maturity date of the Loans, except, in the case of clauses (i) and (ii), if as a result of a Change of Control or Asset Sale, so long as any rights of the holders thereof upon the occurrence of such a Change of Control or Asset Sale event are subject to the prior payment in full of all Obligations.

“DOE Commitment Letters” means (i) the Term Sheet, dated January 29, 2010, from the United States Department of Energy to the Borrower, regarding LGPO Loan Number: 1009, accepted and agreed by the Borrower, Solar Partners II, LLC, and consented and agreed by Solar Partners I, LLC and Solar Partners VIII, LLC, (ii) the Term Sheet, dated January 29, 2010, from the United States Department of Energy to the Borrower, regarding LGPO Loan Number: 1059, accepted and agreed by the Borrower and Solar Partners I, LLC, and consented and agreed by Solar Partners II, LLC and Solar Partners VIII, LLC and (iii) the Term Sheet, dated January 29, 2010, from the United States Department of Energy to the Borrower, regarding LGPO Loan Number: 1109, accepted and agreed by the Borrower and Solar Partners VIII, LLC, and consented and agreed by Solar Partners I, LLC and Solar Partners II, LLC, in each case with respect to the DOE Loan Guarantee Program.

“DOE Loan Guarantee Program” a loan guarantee program for innovative technologies established under Section 1703 or Section 1705 of Title XVII.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dormant Subsidiary” means any Subsidiary that (a) is not actively engaged in any business, and (b) has no assets with a book value in excess of $1,500,000 or annual revenues in excess of $1,500,000.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“End of Term Charge” has the meaning ascribed to such term in Section 2.6.

“Environmental Claim” means any investigation, notice (written or oral), notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment; or (iv) from circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state (or any subdivision of either of them) or local, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including without limitation relating to (i) any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare; (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources; (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment; or (vi) emissions or control of greenhouse gases.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the

imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Event of Default” has the meaning given to it in Section 10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) located within the United States now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Guarantors.

“Fair Share Contribution Amount” as defined in Section 8.2.

“Fair Share” as defined in Section 8.2.

“Facility Charge” means Two Hundred Fifty Thousand Dollars ($250,000).

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 8.2.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grant” means a grant for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5 (or any successor thereto), with respect to each of the Projects.

“Guaranteed Obligations” as defined in Section 8.1.

“Guarantor” means each of the Project Companies and BSCM, and each Person that executes a Joinder Agreement and Pledge Supplement (as defined in the Collateral Documents) after the Closing Date pursuant to Section 6.8.

“Guaranty” means the guaranty of each Guarantor set forth in Section 8.

“Hazardous Materials” means any chemical, material, contaminant, pollutant or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of, or exposure to, any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hercules II” has the meaning given to it in the preamble to this Agreement.

“Historical Consolidated Financial Statements” means as of the Closing Date, (i) the audited consolidated financial statements of Borrower and its Subsidiaries, for the immediately preceding three (3) Fiscal Years, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and consolidated cash flows for such Fiscal Year, and (ii) the unaudited consolidated financial statements of Borrower and its Subsidiaries as of the two most recent fiscal quarters ended after the date of the most recent audited consolidated financial statements, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and consolidated cash flows, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries taken as a whole as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“HTGC” has the meaning given to it in the preamble to this Agreement.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) bonds, debentures, notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit, acceptance or similar extension of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; and (xii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property).

“Initial Public Offering” means the initial firm commitment underwritten offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof between Borrower, Guarantors, Collateral Agent, Senior Lenders Collateral Agent, and certain other persons party or that may become party thereto from time to time.

“Interest Rate” means either the Term Loan A Interest Rate or the Term Loan B Interest Rate, as applicable.

“Interest Reserve Account” means that certain restricted access deposit account in the name of Borrower or Collateral Agent held with Wells Fargo Bank, N.A. having account number [*]; subject to a first priority Lien in favor of Collateral Agent pursuant to an Account Control Agreement with Collateral Agent giving exclusive control to Collateral Agent so that the financial institution holding the Interest Reserve Account shall comply with all instructions of Collateral Agent without further consent by Borrower or any other Person.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person (other than the Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, entered into for speculative purposes. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Ivanpah I” means the 126 MW solar thermal project currently under development by Borrower and Solar Partners II, LLC, as may be expanded or otherwise modified from time to time.

“Ivanpah II” means the 133 MW solar thermal project currently under development by Borrower and Solar Partners I, LLC, as may be expanded or otherwise modified from time to time.

*	Confidential Treatment Requested

“Ivanpah III” means the 133 MW solar thermal project currently under development by Borrower and Solar Partners VIII, LLC, as maybe expanded or otherwise modified from time to time.

“Joinder Agreement” means for each Guarantor, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit D.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, the Warrant, the Intercreditor Agreement, the Collateral Documents and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of the Borrower, its Guarantors, BSOI and BSII, taken as a whole; (ii) the ability of Borrower to fully and timely perform its Obligations as and when due; (iii) the legality, validity, binding effect or enforceability against Borrower of a Loan Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, Lender under any Loan Document. For the avoidance of doubt, at all times prior to the Discharge of the Senior Indebtedness, if an event occurs that results, or is reasonably likely to result in, the termination of the DOE Commitment Letters for one or more of the Projects at such time when the applicable Project Company is still a Guarantor hereunder, such an event shall constitute a Material Adverse Effect. After the Discharge of the Senior Indebtedness, “Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or financial condition of Borrower and the Guarantors, taken as a whole; (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents as and when due, or the ability of Lender to enforce any of its material rights or remedies with respect to the Secured Obligations; or (iii) any material portion of the Collateral or Lender’s Liens on such Collateral or the priority of such Liens.

“Material Project Document” means (a) each of the contracts or other arrangements to which the Borrower or any of the Project Companies is a party (other than the Loan Documents) (i) set forth on schedule 4.15 of the Senior Credit Agreement and (ii) entered into after the Closing Date, in each case, for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect and (b) any Project equity commitment letters, letters of intent relating to Project equity or other similar arrangements (i) set forth on schedule 4.15 of the Senior Credit Agreement and (ii) entered into after the Closing Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Maximum Term Loan Amount” means Twenty-Five Million Dollars ($25,000,000).

“Moody’s” means Moody’s Investor Services, Inc.

“Morgan Stanley Facility” means that certain $25,000,000 Development Loan Agreement, dated as of May 16, 2007, between Solar Partners II, LLC (as assignee of Solar Partners I, LLC), as borrower, and Morgan Stanley, as amended by that certain First Amendment to Development Loan Agreement, dated as of October 30, 2009, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” means an amount equal to the Cash proceeds received from the sale of any Equity Interests or other assets in any of the Guarantors, BSII or BSOI to any third party, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith (including reasonable legal expenses).

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Indebtedness as of the date of determination (assuming such Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Indebtedness as of the date of determination (assuming such Indebtedness were to be terminated as of that date).

“Note(s)” means a Term Note.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Obligee Guarantor” as defined in Section 8.7.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of MUSA.

“Permitted Indebtedness” means any of the following:

(a) the Obligations;

(b) Indebtedness of any Guarantor or any other Subsidiary to Borrower or any other Guarantor; provided, (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations and shall not require any scheduled amortization or other scheduled payments of principal prior to the Term Loan B Maturity Date, (ii) any payment by any such Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made, (iii) such Indebtedness is permitted as an Investment under clause (d) of the definition of Permitted Investment; (iv) such Indebtedness of any Subsidiary (except any Guarantor, BSII and BSOI) shall not exceed $2,500,000 prior to the Discharge of the Senior Indebtedness; and (v) such Indebtedness of BSII and BSOI shall not exceed $150,000,000 prior to the Discharge of the Senior Indebtedness; provided, that after the Discharge of the Senior Indebtedness, such Indebtedness of any Guarantor, BSII, BSOI or any other Subsidiary that is not a Guarantor may exceed $150,000,000 so long as on the date such Indebtedness is incurred, and after giving effect to the incurrence of such Indebtedness, Borrower or any Guarantor has available unrestricted Cash and marketable securities on hand in a Deposit Account with respect to which Lender has an Account Control Agreement equal to at least 100% of the principal amount of the outstanding Advances; provided further, that (1) if any intercompany notes are executed in connection with such Indebtedness, they shall contain a legend to the effect that such notes are subject to the security interest of Senior Lenders Collateral Agent for the benefit of the Senior Lenders, the Administrative Agent and the Lender (or upon the Discharge of Senior Indebtedness, only the Lender) and (2) Borrower shall not transfer or otherwise permit these intercompany notes to come into possession of any third party other than Senior Lenders Collateral Agent for the benefit of the Senior Lenders, the Administrative Agent and the Lender (or upon the Discharge of Senior Indebtedness, only the Lender);

(c) Subordinated Indebtedness in an aggregate principal amount not to exceed $25,000,000;

(d) Indebtedness in the form of equipment purchases, payments for services, vendor and supplier payments and similar debt incurred in the ordinary course of business, and Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business (including, without limitation, letters of credit);

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers and licensees of Borrower and its Guarantors;

(g) guaranties by Borrower of Indebtedness of a Guarantor or guaranties by a Guarantor of Indebtedness of Borrower or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to Section 7.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(h) unsecured Indebtedness under the Morgan Stanley Facility not to exceed the outstanding principal amount of $3.059 million (as of October 30, 2009), together with all accrued interest and fees thereon;

(i) Indebtedness of Borrower or its Guarantors with respect to Capital Leases and purchase money Indebtedness of Borrower or its Guarantors; provided, any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness; provided further that (i) at all times prior to the Discharge of the Senior Indebtedness, such Indebtedness shall not to exceed at any time $10,000,000, or (ii) at all times after the Discharge of the Senior Indebtedness, such Indebtedness may exceed $10,000,000 so long as on the date such Indebtedness is incurred, and after giving effect to the incurrence of such Indebtedness, Borrower or any Guarantor has available unrestricted Cash and marketable securities on hand in a Deposit Account with respect to which Lender has an Account Control Agreement equal to at least 100% of the principal amount of the outstanding Advances;

(j) Indebtedness by any of the Guarantors to the Federal Financing Bank or any other eligible holder incurred in connection with obtaining a loan guarantee under the DOE Loan Guarantee Program, but only to the extent mandatory prepayments made in connection with a sale of Equity Interests described in Section 2.8;

(k) Other unsecured Indebtedness of Borrower and its Guarantors including Indebtedness of Foreign Subsidiaries; provided, (i) at all times prior to the Discharge of the Senior Indebtedness, such unsecured Indebtedness shall not to exceed $500,000, or (ii) at all times after the Discharge of the Senior Indebtedness, such unsecured Indebtedness may exceed $500,000 so long as on the date such Indebtedness is incurred, and after giving effect to the incurrence of such Indebtedness, Borrower or any Guarantor has available unrestricted Cash and marketable securities on hand in a Deposit Account with respect to which Lender has an Account Control Agreement equal to at least 100% of the principal amount of the outstanding Advances; and

(l) prior to the payment in full of the Senior Indebtedness, Indebtedness in favor of Senior Lenders existing under the Senior Credit Agreement and Indebtedness existing under the other Senior Loan Documents in an aggregate amount not to exceed $82,500,000 less any payments of principal under the Senior Credit Agreement and the other Senior Loan Documents.

“Permitted Investment” means:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Guarantor and Investments made after the Closing Date in Borrower and any Guarantor of Borrower;

(c) intercompany loans to the extent permitted under clause (b) of the definition of Permitted Indebtedness;

(d) Consolidated Capital Expenditures and research and development expenditures with respect to Borrower and the Guarantors generally made in accordance with the Business Plan;

(e) (i) Investments in Subsidiaries (other than Guarantors, BSII or BSOI), joint ventures and similar arrangements made after the Closing Date and prior to the Discharge of the Senior Indebtedness, together with any Indebtedness incurred pursuant to clause (b)(iv) and clause (k) of the definition of Permitted Indebtedness; provided, (i) at all times prior to the Discharge of the Senior Indebtedness, the aggregate principal amount of such Investments shall not to exceed $7,500,000, or (ii) at all times after the Discharge of the Senior Indebtedness, the aggregate principal amount of such Investments may exceed $7,500,000 so long as on the date such Investment is made, and after giving effect to such Investment, Borrower or any Guarantor has available unrestricted Cash and marketable securities on hand in a Deposit Account with respect to which Lender has an Account Control Agreement equal to at least 100% of the principal amount of the outstanding Advances; and

(f) Loans and advances to employees of Borrower and its Subsidiaries made in the ordinary course of business in any aggregate principal amount not to exceed $250,000.

“Permitted Liens” means the following:

(g) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP and Liens for Taxes not yet due and payable;

(h) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(i) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders,

statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(j) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Guarantors;

(k) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(l) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(o) non-exclusive outbound licenses of patents, copyrights, trademarks and other rights in Intellectual Property granted by Borrower or any of its Guarantors in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the Projects or the business of Borrower or such Guarantor;

(p) Liens securing Indebtedness permitted pursuant to clause (i) of the definition of Permitted Indebtedness; provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(q) Liens securing Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness, but only to the extent mandatory payments have been made in the amounts and on terms and conditions set forth in Section 2.11(c) of the Senior Credit Agreement;

(r) (i) Liens securing Indebtedness allowed under clause (c); provided such Liens are subordinated to the Liens in favor of Lender on terms reasonably satisfactory to Lender in its sole but reasonable discretion, and (ii) Liens securing Indebtedness allowed under clause (d) of the definition of Permitted Indebtedness; provided, any such Lien shall encumber only the specific asset financed or cash deposits required under such Indebtedness;

(s) Liens held by Senior Lenders Collateral Agent under the Senior Loan Documents; and

(t) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (l) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means:

(u) sales or other dispositions of assets that do not constitute Asset Sales; provided, after the Discharge of the Senior Indebtedness, the Net Cash Proceeds from such sales or dispositions are deposited in a Deposit Account of Borrower or any Guarantor with respect to which Lender has an Account Control Agreement;

(v) disposals of obsolete, worn out or surplus property;

(w) dissolution of inactive and Dormant Subsidiaries;

(x) prior to the Discharge of the Senior Indebtedness, transfers of the existing Equity Interests of any Project Company or any Project to to-be-formed wholly-owned, direct or indirect Subsidiaries of the Borrower so long as, (i) such wholly-owned Subsidiaries become Guarantors hereunder by executing a Joinder Agreement, (ii) Borrower pledges its Equity Interests in such wholly-owned Subsidiaries to the Senior Lenders Collateral Agent for the benefit of the Senior Lenders, the Administrative Agent and the Lender (or upon the Discharge of Senior Indebtedness, only the Lender) as additional security for the Obligations, and (iii) such transfer is done in connection with any anticipated sale of Equity Interests followed by, on the closing of such sale, the mandatory prepayment on terms and conditions set forth in Section 2.8;

(y) prior to the Discharge of the Senior Indebtedness, sales of the existing Equity Interests of any Project Company or any Project, provided that the proceeds from such sale are applied to prepay the Senior Indebtedness as set forth in Section 2.11(c) of the Senior Credit Agreement;

(z) after the Discharge of the Senior Indebtedness, sales of the Equity Interests of any Subsidiary; provided that the Net Cash Proceeds from such sale are deposited in a Deposit Account of Borrower or any Guarantor with respect to which Lender has an Account Control Agreement;

(aa) Investments made in accordance with Section 7.6; and

(bb) Licenses granted by BSII or BSOI pursuant to Material Project Documents.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement dated as of the date hereof among Borrower, each of the other grantors party thereto and Lender.

“Pledge Supplement” shall have the meaning ascribed to such term in the Pledge and Security Agreement.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Project Companies” mean each of Solar Partners I, LLC, Solar Partners II, LLC and Solar Partners VIII, LLC, direct owners of Ivanpah II, Ivanpah I, and Ivanpah III, respectively.

“Projects” means each of Ivanpah I, Ivanpah II and Ivanpah III.

“Prime Rate” means the Prime Rate that appears from time to time in the Western Edition of The Wall Street Journal.

“Real Estate Asset” means each parcel of real property owned or leased by Borrower or for which Borrower has an easement, right of way or has been granted a right to occupy or use by a third party.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Guarantors now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Guarantors (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Guarantors now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any indebtedness in clauses (c), (h) or (j) of the definition of Permitted Indebtedness.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower.

“SBA” shall have the meaning assigned to such term in Section 6.14.

“SBIC” shall have the meaning assigned to such term in Section 6.14.

“SBIC Act” shall have the meaning assigned to such term in Section 6.14.

“Senior Credit Agreement” means that certain Credit and Guaranty Agreement dated as of October 4, 2010 among Borrower, certain wholly-owned domestic subsidiaries of Borrower, as guarantors, the Senior Lenders, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and Goldman Sachs Bank, USA, Citicorp North America, Inc. and Deutsche Bank AG, New York Branch, as Joint Lead Arrangers and Joint Lead Bookrunners.

“Senior Indebtedness” means all obligations of every nature of Borrower and each Guarantor under the Senior Credit Agreement and the other Senior Loan Documents from time to time owed to the holders of Senior Indebtedness at that time, including the Senior Lenders, the Senior Lenders Collateral Agent or any other agents under the Senior Loan Documents, or any of them or their respective Affiliates, in each case under the Senior Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing. “Senior Indebtedness” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency (as defined in the Intercreditor Agreement) or Liquidation Proceeding (as defined in the Intercreditor Agreement), accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Senior Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Senior Lenders” means initially Goldman Sachs Bank USA, Citicorp North America, Inc. and Deutsche Bank AG, New York Branch, and thereafter any other Person a party to the Senior Credit Agreement as a “lender”.

“Senior Lenders Collateral Agent” shall mean the “Collateral Agent” as such term is defined in the Senior Credit Agreement and/or the other Senior Loan Documents.

“Senior Loan Documents” means the Senior Credit Agreement and the Credit Documents (as defined in the Senior Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Senior Indebtedness, and any other document or instrument executed or delivered at any time in connection with any Senior Indebtedness, including any intercreditor or joinder agreement among holders of Senior Indebtedness, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time, including any refinancing, in each case in accordance with the provisions of the Intercreditor Agreement.

“Solvent” means, with respect to Borrower, that as of the date of determination, both (i) (a) the sum of Borrower’s debt (including contingent does not exceed the present fair saleable value of Borrower’s present assets; and (b) such Person has not incurred and does not intend to incur (until the Term Loan B Maturity Date), or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB 450 (Topic 450, “Contingencies”).

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations, with terms and conditions of such subordination being satisfactory to (x) prior to Discharge of Senior Indebtedness, Senior Lenders and Lender in their sole discretion, or (y) after the Discharge of Senior Indebtedness, satisfactory to Lender in its sole discretion.

“Subsequent Financing” means the closing of any Borrower financing which becomes effective after the Closing Date and before an Initial Public Offering.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other guarantors of that Person or a combination thereof, including each entity listed on Schedule 1 hereto; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located on all or part of the overall net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Note” means each of the Term Loan A Note and the Term Loan B Note.

“Term Loan A Advance” shall have the meaning assigned to such term in Section 2.1.

“Term Loan A Interest Only Period” means the interest only period beginning on the Closing Date and ending on the eleventh month after the Closing Date.

“Term Loan A Interest Rate” means for any day, the greater of (i) the Prime Rate plus 7.75% and (ii) 11.00%.

“Term Loan A Maturity Date” means December 28, 2011.

“Term Loan A Note” means a Promissory Note in substantially the form of Exhibit B-1.

“Term Loan B Advance” shall have the meaning assigned to such term in Section 2.2.

“Term Loan B Interest Rate” means for any day, the greater of (i) the Prime Rate plus 9.55% and (ii) 12.80%.

“Term Loan B Maturity Date” means June 28, 2012.

“Term Loan B Note” means a Promissory Note in substantially the form of Exhibit B-2.

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of Borrower’s Guarantors on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means the warrant entered into in connection with the Loan issued to HTGC.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1 Term Loan A Advance.

(a) Advance. Subject to the terms and conditions of this Agreement, HTGC will make, and Borrower agrees to draw, an Advance of $11,250,000 (the “Term Loan A Advance”) on the Closing Date.

(b) Advance Request. To obtain the Term Loan A Advance, Borrower shall complete, sign and deliver an Advance Request and Term Loan A Note to HTGC. HTGC shall fund the Term Loan A Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan A Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of the Term Loan A Advance shall bear interest thereon from such Advance Date at the Term Loan A Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan A Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Payment. During the Term Loan A Interest Only Period, Borrower will pay interest on the Term Loan A Advance on the first day of each month, beginning the month after the Advance Date. The entire Term Loan A Advance principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan A Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under the Term Loan A Note.

2.2 Term Loan B Advance.

(a) Advances. Subject to the terms and conditions of this Agreement, Hercules II will make, and Borrower agrees to draw, an Advance of $13,750,000 (the “Term Loan B Advance”) on the Closing Date.

(b) Advance Request. To obtain the Term Loan B Advance, Borrower shall complete, sign and deliver an Advance Request and Term Loan B Note to Hercules II. Hercules II shall fund the Term Loan B Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan B Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of the Term Loan B Advance shall bear interest thereon from such Advance Date at the Term Loan B Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan B Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Payment. Borrower will pay interest only on the Term Loan B Advance on the first day of each month, beginning the month following the Closing Date through the 12th month following the Closing Date. On the first day of the 13th month following the Closing Date, Borrower shall repay $6,875,000 of the outstanding Term Loan B Advance principal, plus all accrued and unpaid interest. Beginning on the first day of the 14th month following the Closing Date, Borrower will pay interest only on the outstanding Term Loan B Advance on the first day of each month from the 14th month following the Closing Date through the 18th month following the Closing Date. On the Term Loan B Maturity Date, Borrower shall repay the outstanding Term Loan B Advance principal balance and all accrued but unpaid interest due and payable. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under the Term Loan B Note.

2.3 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to (i) at all times prior to the Discharge of the Senior Indebtedness, two percent (2%) of the past due amounts, and (ii) at all times after the Discharge of the Senior Indebtedness, five percent (5%) of the past due amount, shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) or 2.2(c), as applicable, plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c), 2.2(c) or Section 2.4, as applicable.

2.5 Voluntary Prepayment. At its option upon at least 5 Business Days prior notice to Lender, Borrower may prepay all, or any part, of the outstanding Advances. In the event of any partial prepayment of outstanding Advances, Borrower also agrees to pay a pro-rated portion of the End of Term Charge provided for in Section 2.6 below, associated with such partial prepayment together with such prepayment.

2.6 End of Term Charge. On the earliest to occur of (i) the Term Loan A Maturity Date, (ii) the date that Borrower prepays all, or any part, of the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay HTGC a charge of $625,000 (“End of Term Charge”) (less any portion of such charge previously paid by Borrower in connection with a partial prepayment of outstanding Advances, as provided for in Section 2.5 above). Notwithstanding the required payment date of such charge, it shall be deemed earned by HTGC as of the Closing Date and subject to the terms of the Intercreditor Agreement.

2.7 Interest Reserve Account. Interest payments and fees owed to Lender shall be made from (i) first, the Interest Reserve Account, and (ii) second, to the extent that amounts on deposit in the Interest Reserve Account at such time are insufficient to cover the applicable payment of interest and fees, Cash from any other sources of Borrower and the Guarantors. Borrower shall no longer be required to maintain the Interest Reserve Account, and all amounts maintained therein shall be immediately released to Borrower, upon the Discharge of the Senior Indebtedness so long as no Event of Default has occurred and is continuing.

2.8 Mandatory Prepayment to Senior Lenders Upon Sale of Equity Securities of Project Companies. No later than five (5) Business Days following the date of receipt by any direct or indirect owner of any Guarantor, any direct or indirect owner of any Project, any Guarantor or any Project of any Cash proceeds from any direct or indirect sale of any Equity Interests in any of the Guarantors or any of the Projects to any third party, Borrower shall prepay the aggregate principal amount of Loans (as defined in the Senior Credit Agreement) outstanding under the Senior Loan Documents, together with all interest and fees accrued and unpaid thereon, the Loan Commitments (as defined under the Senior Credit Agreement) shall be permanently reduced (whether or not any of the Loans (as defined in the Senior Credit Agreement) are outstanding) as set forth in Section 2.12(b) of the Senior Credit Agreement by an amount (in each case, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith including reasonable legal expenses) equal to (i) in the event of a sale of Equity Interests in Solar Partners II, LLC or Ivanpah I, US $15 million, (ii) in the event of a sale of Equity Interests in Solar Partners I, LLC or Ivanpah II, US $25 million, and (iii) in the event of a sale of Equity Interests in Solar Partners VIII, LLC or Ivanpah III, US $35 million; provided, however, that upon the sale of the last of the three Projects, Borrower shall also prepay the remainder of the aggregate principal amount of Loans (as defined under the Senior Credit Agreement) outstanding under the Senior Credit Agreement and any other Indebtedness outstanding under the other Senior Loan Documents, together with all interest and fees accrued and unpaid thereon. For the avoidance of doubt, if Borrower sells Equity Interests in Project Companies or the Projects for the respective amounts less than the amounts set forth above, Borrower shall compensate the Senior Lenders for the difference, so that in no case shall the Senior Lenders receive the amounts less than the respective amounts set forth above. Notwithstanding the foregoing, nothing herein shall be construed so as to limit Borrower to engage in further equity financing rounds.

SECTION 3. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loans hereunder are subject to the satisfaction by Borrower of the following conditions:

3.1 Advances. On or prior to the Closing Date:

(a) Lender shall have received sufficient copies of each Loan Document as Lender shall reasonably request, originally executed and delivered by each applicable Credit Party;

(b) Lender shall have received, in respect of each Credit Party (i) sufficient copies of each Organizational Document as Lender shall reasonably request, and, to the extent applicable, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date and the Warrant and transactions evidenced thereby, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto;

(c) The organizational structure and capital structure of the Borrower and its Subsidiaries shall be as set forth on Schedule 4.2;

(d) In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected security interest (subordinated in favor of the Senior Lenders) in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) evidence reasonably satisfactory to Collateral Agent of the compliance by each Credit Party with their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to deliver UCC financing statements and any Account Control Agreements);

(ii) fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in the U.S. Patent and Trademark Office, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2 to the Pledge and Security Agreement; and

(iii) to the extent not otherwise previously taken in connection with the perfection by the Senior Lender Collateral Agent, evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent;

(e) Lender shall have received from the Borrower (i) the Historical Consolidated Financial Statements, (ii) pro forma consolidated balance sheets of the Borrower and its Subsidiaries as of October 31, 2010 and (iii) the Business Plan;

(f) Lender and its counsel shall have received originally executed copies of the favorable written opinion of Orrick, Herrington & Sutcliffe LLP, counsel for Credit Parties, as to such other matters (including with respect to the creation and perfection of the security interests) as Lender may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Lender (and each Credit Party hereby instructs such counsel to deliver such opinions to Lender);

(g) Payment of the Facility Charge (reduced by the application of the Commitment Fee on the Closing Date) and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the Advances;

(h) On the Closing Date, Lender shall have received a Solvency Certificate from the Borrower in form, scope and substance satisfactory to Lender, demonstrating that after giving effect to the consummation of the transactions described herein, Borrower and its Subsidiaries on a consolidated basis are and will be Solvent;

(i) Lender shall have received the Intercreditor Agreement in form and substance reasonably satisfactory to Lender; duly executed by the parties thereto;

(j) Senior Lenders shall have amended the Senior Loan Documents or waived certain provisions with respect to the Senior Loan Documents to permit the Indebtedness and Liens under this Agreement and under the other Loan Documents in form and substance reasonably acceptable to Lender;

(k) Interest Reserve Account. There shall have been established the Interest Reserve Account which shall have been funded with the proceeds of the Advances on the Closing Date, and which shall be subject to an Account Control Agreement in favor of Collateral Agent with a balance equal to (i) twelve (12) months of the interest payments on the Term Loan A Advances, (ii) eighteen (18) months of the interest payments on the Term Loan B Advances (in an amount assuming that the principal payment due on Term Loan A Maturity Date will have been paid), and (iii) the end of term charge specified in Section 2.6; and

(l) Such other documents as Lender may reasonably request.

3.2 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request and a Note for the relevant Advance as required by Section 2.1(b), and Section 2.2(b), as applicable, each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request;

(b) As of such Advance Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Advance Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing; and

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 3.2 and as to the matters set forth in the Advance Request.

3.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BORROWER

In order to induce Lender to enter into this Agreement and to make each Advance to be made thereby, each Credit Party represents and warrants to Lender, on the Closing Date and on each Advance Date, that the following statements are true and correct.

4.1 Organization; Requisite Power and Authority; Qualification. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Equity Interests and Ownership. The Equity Interests of each of the Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of the Borrower or any of its Guarantors outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of the Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3 Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by each Credit Party of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to such Credit Party, (ii) any of the Organizational Documents of such Credit Party, or (iii) any order, judgment or decree of any court or other agency of government binding on such Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Credit Party the breach of which could reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets (whether tangible or intangible) of such Credit Party (other than any Liens created under any of the Loan Documents in favor

Lender); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of such Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lender.

4.5 Governmental Consents. The execution, delivery and performance by Credit Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Lender for filing and/or recordation, as of the Closing Date.

4.6 Binding Obligation. Each Loan Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Historical Consolidated Financial Statements. The Historical Consolidated Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and statements of income and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited consolidated financial statements, to changes resulting from audit and normal year-end adjustments. Except as set forth on Schedule 4.7, as of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Consolidated Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of the Borrower and any of its Subsidiaries taken as a whole.

4.8 Business Plan. On and as of the Closing Date, the business plan attached as Exhibit F of the Borrower and its Subsidiaries (the “Business Plan”) is based on good faith estimates and assumptions made by the management of the Borrower; provided, the Business Plan is not to be viewed as facts and that actual results during the period or periods covered by the Business Plan may differ from such Business Plan and that the differences may be material; provided further, as of the Closing Date, management of the Borrower believed that the Business Plan was reasonable and attainable.

4.9 No Material Adverse Effect. Since December 31, 2009, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10 Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Guarantors (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11 Payment of Taxes. Except as otherwise permitted under Section 6.3, all Tax returns and reports of Borrower and each of its Subsidiaries required to be filed by any of them have been timely filed, all such returns and reports are true, correct and complete in all material respects, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. There is no proposed Tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12 Properties.

(a) Title. Each of Borrower and its Guarantors has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the Historical Consolidated Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 7.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.12(b) contains a true, accurate and complete list of (i) all Real Estate Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, in each case of clauses (i) and (ii), related to the Projects.

4.13 Environmental Matters.

(a) Except as set forth on Schedule 4.13(a), Borrower and each of the Guarantors are in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by Borrower and each of the Guarantors of all permits and other governmental authorizations required under all Environmental Laws, and compliance with the terms and conditions thereof. Neither Borrower nor any of the Guarantors has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Borrower or any of the Guarantors is not in such compliance, and, there are no circumstances that may prevent or interfere with such full compliance in the future. All material Governmental Authorizations required under Environmental Laws for construction and operation of the Projects have either been previously obtained and are in full force and effect, or if not yet obtained are anticipated to be obtained in the normal course of business, and are not anticipated to involve any material delays or costs beyond those reflected in the Business Plan.

(b) There is no material Environmental Claim pending or threatened against Borrower, any of the Guarantors or against any Person for whom Borrower or any of the Guarantors has legally or contractually retained or assumed liability.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release of any Hazardous Material, that could form the basis of any Environmental Claim against Borrower, any of the Guarantors or against any Person whose liability for any Environmental Claim Borrower or any of the Guarantors has retained or assumed either contractually or by operation of law, or otherwise result in any costs or liabilities under Environmental Law, in each case that could be reasonably be expected to result in liabilities or costs to Borrower in excess of $500,000.

(d) Borrower and each of the Guarantors has provided to Lender access to all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to Borrower and the Guarantors regarding significant environmental matters (as determined by Borrower in its reasonable discretion and in consultation with Lender) pertaining to the environmental condition of or the business of the Borrower, or the current or potential future compliance (or noncompliance) by Borrower or any of the Guarantors with any Environmental Laws.

4.14 No Defaults. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15 Material Project Documents. At all times prior to the Discharge of the Senior Indebtedness, schedule 4.15 to the Senior Credit Agreement contains a true, correct and complete list of all the Material Project Documents in effect on the Closing Date (as updated by Borrower from time to time), and except as described thereon, all such Material Project Documents are in full force and effect and no defaults or events of default currently exist or are expected thereunder as of the Closing Date.

4.16 Governmental Regulation. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17 Margin Stock. Neither Borrower nor any of its Subsidiaries owns any Margin Stock.

4.18 Employee Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19 Employee Benefit Plans. The Borrower and each of its Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.20 Solvency. The Borrower and its Subsidiaries on a consolidated basis are and, upon the incurrence of any Loan by Borrower on any date on which this representation and warranty is made, will be, Solvent.

4.21 Compliance with Statutes, Etc. Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.22 Disclosure. No representation or warranty of any Credit Party contained in any Loan Document or in any other documents, certificates or written statements furnished to Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

4.23 Existing Indebtedness. As of the Closing Date, Borrower has no existing Indebtedness, except for Indebtedness permitted under clauses (b), (d)-(i), (k) and (l) of the definition of Permitted Indebtedness.

4.24 PATRIOT Act. To the extent applicable, Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.25 Eligibility Under DOE Commitment Letters and Grant. Borrower reasonably believes all conditions precedent set forth in the DOE Commitment Letters have either been met or will be timely met, and, to the knowledge of Borrower, no event has occurred that would make Borrower ineligible to receive the Grant.

4.26 Dormant Subsidiaries. Each Dormant Subsidiary (a) is not actively engaged in any business, and (b) has no assets with a book value in excess of $1,500,000 or annual revenues in excess of $1,500,000.

SECTION 5. INSURANCE; INDEMNIFICATION

5.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 5.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

5.2 Certificates. Within two weeks after the Closing Date, Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 5.1 and the obligations contained in this Section 5.2. Borrower’s insurance certificate shall state Senior Lender Collateral Agent (or upon the Discharge of Senior Indebtedness, only the Lender) is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer (subject, in each case, to the Lien in favor of the Senior Lenders). Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

5.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 6. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that each Credit Party shall perform until payment in full of the Obligations, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports. Borrower will deliver to Lender:

(a) Monthly Financial Statements.

(i) As soon as available, and in any event within 60 days after the end of each month of each Fiscal Year, commencing with the month in which the Closing Date occurs, the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such month and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month; and

(ii) As soon as available, and in any event within 30 days after the end of each month of each Fiscal Year, commencing with the month in which the Closing Date occurs, the balance sheets of Borrower as at the end of such month and the related (and with respect to statements of income) statements of income, stockholders’ equity and cash flows of Borrower for such month and for the period from the beginning of the then current Fiscal Year to the end of such month;

(b) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Lender (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(c) Compliance Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 6.1(a) and 6.1(b), a duly executed and completed Compliance Certificate substantially in the form of Exhibit E attached hereto and made a part hereof from a senior officer of Borrower;

(d) Budgets and Financial Projections. As soon as available, and in any event within 30 days following approval by Borrower’s Board of Directors, financial and business projections as well as budgets, operating plans and other financial information reasonably requested by Lender;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Consolidated Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 6.1(a) or 6.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Lender;

(f) Notice of Default. Promptly upon any senior officer of Borrower or any of the Guarantors obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower or any of the Guarantors with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 10.2; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any senior officer of Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lender, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lender and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Lender shall reasonably request;

(i) Updates to the Business Plan. At all times prior to the Discharge of the Senior Indebtedness, on the seventh Business Day of each month, an updated Business Plan;

(j) Notice Regarding Material Project Documents. At all times prior to the Discharge of the Senior Indebtedness, promptly, and in any event within ten Business Days (i) after any Material Project Document of Borrower or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Borrower or such Subsidiary, as the case may be, or (ii) any new Material Project Document is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Lender (to the extent such delivery is permitted by the terms of any such Material Project Document; provided, no such prohibition on delivery shall be effective if it were bargained for by Borrower or its applicable Subsidiary with the intent of avoiding compliance with this Section 6.1(j)), and an explanation of any actions being taken with respect thereto; provided, further that in the event any Material Project Document is amended, amended and restated, or otherwise modified by separate agreement or any new Material Project Document is entered into, in addition to the above requirements, promptly and in any event within ten Business Days after such occurrence Borrower shall provide Lender with an updated schedule 4.15 of the Senior Credit Agreement listing all such Material Project Documents as of such date delivered to the Senior Lenders;

(k) Information Regarding Collateral. (a) Borrower will furnish to Lender prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed; and

(l) Notice of Discharge of Senior Indebtedness. Borrower shall furnish to Lender written notice of Discharge of the Senior Indebtedness within five (5) Business Days prior to such discharge.

(m) Other Information. Such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Lender.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to tfissori@herculestech.com. All financial statements required to be delivered pursuant to clauses (a), (b) and (c) above shall be sent via e-mail to financialstatements@herculestech.com with a copy to tfissori@herculestech.com provided, that if e-mail is not available or sending such financial statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

6.2 Existence. Except as otherwise permitted under Section 7.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lender.

6.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

6.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

6.5 Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

6.6 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.7 Environmental.

(a) Environmental Disclosure. At all times prior to the Discharge of the Senior Indebtedness, Borrower will deliver to Lender:

(i) as soon as practicable following receipt thereof, copies of all environmental assessments, audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Project Companies or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any of the Projects or with respect to any Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any material Release under any applicable Environmental Laws, (2) any material remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims or (B) any Environmental Claims, (3) any conditions relating to a material alleged violation of Environmental Law or any Governmental Authorization required thereunder and (4) any occurrence, condition or circumstance on any real property that could cause any Project or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications and other material documents and information with respect to any matters for which notice is required pursuant to Section 6.7(a)(ii) of this Agreement;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Borrower or any of its Guarantors that could reasonably be expected to (A) expose Borrower or any of its Subsidiaries to, or result in, material Environmental Claims or (B) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Lender in relation to any matters disclosed pursuant to this Section 6.7(a).

(b) Hazardous Materials Activities, Etc. Borrower and each Project Company shall promptly take any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by such Credit Party, and (ii) make an appropriate response to any material Environmental Claim against such Credit Party and discharge any obligations it may have to any Person thereunder.

6.8 Subsidiaries. At all times prior to the Discharge of the Senior Indebtedness, in the event that any person becomes a guarantor under the Senior Credit Agreement, Borrower shall promptly cause such wholly-owned Domestic Subsidiary to become a Guarantor hereunder. At all times after the Discharge of the Senior Indebtedness, Borrower (i) shall promptly (within 20 days after such discharge) cause all then existing Domestic Subsidiaries (other than any Dormant Subsidiary) to execute and deliver to Lender a Joinder Agreement to become a Guarantor hereunder and a Pledge Supplement, and (ii) notify Lender of each Subsidiary formed subsequent to the Discharge in full of the Senior Indebtedness and, promptly ( within 20 days after the formation thereof) cause any Domestic Subsidiary (other than a Dormant Subsidiary) to execute and deliver to Lender Joinder Agreement to become a Guarantor hereunder and a Pledge Supplement. In addition, after the Discharge of the Senior Indebtedness, Borrower shall cause one or more Dormant Subsidiaries to execute and deliver to Lender a Joinder Agreement and a Pledge Supplement so that the aggregate book value of assets or annual revenues of the Dormant Subsidiaries on a consolidated basis shall not exceed $15,000,000 at any time.

6.9 Further Assurances. At any time or from time to time upon the request of Lender, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower, and the Guarantors and all of the outstanding Equity Interests of the Guarantors and the Borrower’s Subsidiaries (subject to limitations contained in the Loan Documents).

6.10 Reserved.

6.11 Pledge of Stock in BSII and BSOI. After the Discharge of the Secured Indebtedness, Borrower shall, at its expense, promptly execute, acknowledge, deliver and record such further documents and do such other acts and things as may be reasonably required (consistent with the documents executed and delivered to the Senior Lenders pursuant to Section 5.12 of the Senior Credit Agreement) to perfect the pledge of 66% of Equity Interests of Borrower in BSII and BSOI under Israeli law in favor of the Collateral Agent.

6.12 Control Agreements for the Securities and Deposit Accounts. Prior to the Discharge of Senior Indebtedness, Borrower shall maintain Account Control Agreements as required by Administrative Agent or Senior Lenders Collateral Agent. After the Discharge of Senior Indebtedness, neither Borrower nor any Guarantor shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement (other than Deposit Accounts or securities accounts (i) held at New Resource Bank holding assets with a market value of less than $500,000 in the aggregate or (ii) held at City National Bank holding assets with a market value of less than $1,000,000 in the aggregate.

6.13 Reserved.

6.14 SBA. Lender has received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”). Portions of the loan to Borrower will be made under the SBA license and the SBIC Act. Addendum 1 to this Agreement outlines various responsibilities of Lender and Borrower associated with an SBA loan, and such Addendum 1 is hereby incorporated in this Agreement.

6.15 Use of Proceeds. The proceeds of the Loans, if any, shall be applied by Borrower to fund ongoing costs of the Projects, for general corporate purposes and for payment of Transaction Costs. No portion of the proceeds of any Advance shall be used in any manner that causes or might cause such Advance or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act

6.16 Management Rights. Each Credit Party shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of such Credit Party at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of such Credit Party to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of each Credit Party concerning significant business issues affecting such Credit Party. Such consultations shall not unreasonably interfere with such Credit Party’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over any Credit Party’s management or policies.

SECTION 7. NEGATIVE COVENANTS

Each Credit Party, BSII and BSOI, if applicable, covenants and agrees that until payment in full of the Obligations such Credit Party, BSII and BSOI (as applicable) shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1 Indebtedness. No Credit Party, BSII or BSOI shall, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

7.2 Liens. No Credit Party, BSII or BSOI shall, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except Permitted Liens.

7.3 No Further Negative Pledges. Except with respect to restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases (including Capital Leases and agreements with respect to purchase money financing of equipment and related assets), licenses and similar agreements entered into in the ordinary course of business; provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Credit Party, BSII or BSOI shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations; provided, however, that upon the sale of a Project Company and a corresponding mandatory prepayment is made pursuant to Section 2.8 with respect to such Project Company, such Project Company will not be required to comply with this Section 7.3.

7.4 Restricted Junior Payments. No Credit Party, BSII or BSOI shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders, or, if not ratably, in a method such that Borrower would receive more than its ratable share of such dividends or distributions.

7.5 Restrictions on Distributions. Except as provided herein, no Credit Party, BSII or BSOI shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other

Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than (i) restrictions in agreements evidencing Indebtedness permitted by clause (i) of the definition of Permitted Indebtedness, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (iv) described on Schedule 7.5; provided, that after the Discharge of the Senior Indebtedness, neither BSII nor BSOI shall be required to comply with this Section 7.5.

7.6 Investments. No Credit Party, BSII or BSOI shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except Permitted Investments. Notwithstanding the foregoing, in no event shall any Credit Party, BSII or BSOI make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 7.4.

7.7 Financial Covenants. At all times prior to the Discharge of the Senior Indebtedness, Borrower, together with BSII, the Guarantors and BSOI, shall maintain collectively at least US$ fifteen (15) million in Cash or Cash Equivalents in its accounts at all times until Obligations are paid in full. At all times after the Discharge of the Senior Indebtedness, Borrower and the Guarantors shall maintain collectively at all times Cash or Cash Equivalents in an aggregate principal amount of at least sixty percent (60%) of the outstanding Advances in Deposit Accounts with respect to which Lender has an Account Control Agreement until the Secured Obligations are paid in full.

7.8 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party, BSII or BSOI shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever (including any intellectual property rights held by BSII), whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except Permitted Transfers.

7.9 Disposal of Subsidiary Interests. Except for any sale of its interests in the Equity Interests of any of the Project Companies or a Project in compliance with the provisions of Section 7.8 and pledge of Equity Interests in compliance with clause (k) of the definition of Permitted Liens, Borrower shall not (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law and except for Permitted Transfers.

7.10 Sales and Lease-Backs. At all times prior to the Discharge of the Senior Indebtedness, except in connection with any sale of its interests in the Equity Interests of any of the Project Companies or a Project in compliance with the provisions of Section 7.8, no Credit Party, BSII or BSOI shall, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party, BSII or BSOI (as applicable) (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Guarantors), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party, BSII or BSOI to any Person (other than to any of its Guarantors) in connection with such lease.

7.11 Transactions with Shareholders and Affiliates. No Credit Party, BSII or BSOI shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and its Guarantors; (c) compensation arrangements for officers and other employees of Borrower and its Guarantors entered into in the ordinary course of business; and (d) transactions described in Schedule 7.11; provided, that after the Discharge of the Senior Indebtedness, neither BSII nor BSOI shall be required to comply with this Section 7.11.

7.12 Conduct of Business. From and after the Closing Date, no Credit Party, BSII or BSOI shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party, BSII or BSOI (as applicable) on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Lender.

7.13 Amendments or Waivers of Organizational Documents and Material Project Documents. At all times prior to the Discharge of the Senior Indebtedness, each Credit Party, BSII or BSOI shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of; any of its Organizational Documents or any of its material rights under any Material Project Document after the Closing Date that could adversely impact in any material respects the Lender or the Collateral Agent without in each case obtaining the prior written consent of Lender to such amendment, restatement, supplement or other modification or waiver; provided, however, that nothing herein shall be construed so as to require any Agent’s or any Lender’s consent to amend the Organizational Documents of Borrower to increase the number of issued and authorized capital stock of the Borrower or to create one or more new class or series of preferred capital stock of the Borrower.

7.14 Amendments or Waivers of with respect to Certain Indebtedness. No Credit Party, BSII or BSOI shall amend the terms of any Indebtedness permitted under Section 7.1, or make any payment consistent with an amendment thereof, if the effect of such amendment is to (1) increase the interest rate on such indebtedness, (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (iii) change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) (iv) change the redemption, prepayment or defeasance provisions thereof, or (v) change the subordination provisions of such indebtedness (or of any guaranty thereof), if in any case the effect of such amendment, together with all other amendments made, is materially adverse to any Credit Party or Lender; provided, that after the Discharge of the Senior Indebtedness, neither BSII nor BSOI shall be required to comply with this Section 7.14.

7.15 Senior Indebtedness. At all times prior to the Discharge of the Senior Indebtedness, Borrower will not, nor will permit any Subsidiary to, omit to give Lender prompt notice of any notice received from any Senior Lender, or any trustee therefor, or of any default under any agreement or instrument relating to any Senior Indebtedness. Borrower agrees to keep Lender apprised of any amendments or changes to the Senior Loan Documents and any such amendments or changes shall be subject to Lender’s due diligence and satisfaction. Upon the payment in full of all Senior Indebtedness, Borrower shall promptly demand that Senior Lenders Collateral Agent execute and deliver to Collateral Agent or Borrower such termination statements, releases and other documents as Collateral Agent may request to effectively release and take such actions as may be required to release the Liens on the Collateral.

SECTION 8. GUARANTY

8.1 Guaranty of the Obligations. Subject to the provisions of Section 8.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Lender for the ratable benefit of Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

8.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (1) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 8.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 8.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 8.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor, The allocation among Contributing Guarantors of their obligations as set forth in this Section 8.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 8.2.

8.3 Payment by Guarantors. Subject to Section 8.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Lender as aforesaid.

8.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and Lender with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Lender may have against any such security, in each case as Lender in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Guarantors and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

8.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Lender: (a) any right to require Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of Lender in favor of any Credit party or any other Person, or (iv) pursue any other remedy in the power of Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 8.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

8.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Lender now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Lender. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 8.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Lender may have against Borrower, to all right, title and interest Lender may have in any such collateral or security, and to any right Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

8.7 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

8.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

8.9 Authority of Guarantors or Borrower. It is not necessary for Lender to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

8.10 Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. Lender shall not have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by Lender.

8.11 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Lender acting pursuant to the instructions of Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Lender that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Lender, or allow the claim of Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

8.12 Discharge of Guaranty Upon Sale of Guarantor.

(a) If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by Lender or any other Person effective as of the time of such Asset Sale.

(b) Without limiting anything in clause (a), upon the sale of any Equity Interests in a Project Company or a Project and subject to the terms and conditions set forth in Section 2.7(c), the Guaranty of such Guarantor shall be automatically discharged and released without any further action by any beneficiary, as set forth in clause (a).

SECTION 9. RIGHT TO INVEST. Lender or its assignee or nominee that are Affiliates of Lender shall have the right, in Borrower’s discretion, to participate in any Subsequent Financing in an amount of up to $1,000,000 on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing.

SECTION 10. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

10.1 Payments. Borrower fails to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five days after the due date; or

10.2 Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) of the definition of Permitted Indebtedness) in an individual principal amount (or Net Mark-to-Market Exposure) of (x) prior to the Discharge of the Senior Indebtedness, $10,000,000 or more or with an aggregate principal amount (or Net Mark-to-Market Exposure) of $20,000,000 or more, or (y) after the Discharge of the Senior Indebtedness, $7,500,000 or more or with an aggregate principal amount (or Net Mark-to-Market Exposure) of $15,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

10.3 Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in (i) Sections 6.1(a), 6.1(b), 6.1(e), 6.1(g) and 6.1(j), Section 6.2, Section 6.11, Section 6.12, Section 6.13, Section 6.14 or Section 7 prior to the Discharge of the Senior Indebtedness; or (ii) Sections 5, 6.1(a), 6.1(b), 6.1(e), 6.1(g) and 6.1(j), Section 6.2, Section 6.11, Section 6.12, Section 6.13, Section 6.14 or Section 7 after the Discharge of the Senior Indebtedness; or

10.4 Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Loan Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

10.5 Material Adverse Effect. After the Discharge of the Senior Indebtedness, a circumstance has occurred that constitutes a Material Adverse Effect; or

10.6 Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 10, and such default shall not have been remedied or waived (x) prior to the Discharge of the Senior Indebtedness, within thirty (30) days after the earlier of (i) a senior officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Lender of such default, or (y) after the Discharge of the Senior Indebtedness, within twenty (20) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default;

10.7 Involuntary Bankruptcy; Appointment of Receiver, Etc. (a) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Guarantors in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (b) an involuntary case shall be commenced against Borrower or any of its Guarantors under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Guarantors, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Guarantors for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Guarantors, and any such event described in this clause (b) shall continue for sixty days without having been dismissed, bonded or discharged; or

10.8 Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Borrower or any of its Guarantors shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Guarantors shall make any assignment for the benefit of creditors; or (ii) Borrower or any of its Guarantors shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or any of its Guarantors (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 10.7; or

10.9 Attachments; Judgments. Any money judgment, writ or warrant of attachment or similar process involving (x) prior to the Discharge of the Senior Indebtedness (i) in any individual case an amount in excess of $10,000,000 or (ii) in the aggregate at any time an amount in excess of $20,000,000, or (y) after the Discharge of the Senior Indebtedness (i) in any individual case an amount in excess of $7,500,000 or (ii) in the aggregate at any time an amount in excess of $15,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Guarantors or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

10.10 Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

10.11 Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Guarantors or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

10.12 Change of Control. A Change of Control shall occur; or

10.13 Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be perfected under the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

10.14 Subordinated Indebtedness. Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder or any Credit Party of any Affiliate of any Credit Party shall so assert; or

10.15 Termination of Material Project Documents. At all times prior to the Discharge of the Senior Indebtedness, any Material Project Document has been terminated and a replacement thereof on the terms not materially adverse to the Lenders has not been entered into within 60 days of such termination; or

10.16 DOE Commitment Letters’ Termination. At all times prior to the Discharge of the Senior Indebtedness, any DOE Commitment Letter terminates on or prior to the maturity date of the Loans or

10.17 Senior Indebtedness. At all times prior to the Discharge of the Senior Indebtedness, an Event of Default (as defined under the Senior Loan Documents) has occurred under the Senior Loan Documents and the Senior Lenders have accelerated the loans under the Senior Loan Documents.

SECTION 11. REMEDIES

11.1 General. Subject to the terms and conditions of the Intercreditor Agreement and Section 12.18, upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Sections 10.7 or 10.8, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Credit Party’s account debtors to make payment directly to Lender, compromise the amount of any such account on each Credit Party’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

11.2 Collection; Foreclosure. Subject to the terms and conditions of the Intercreditor Agreement and Section 12.18, upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Credit Party agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require a Credit Party to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and such Credit party. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 12.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

11.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and each Credit Party expressly waives all rights, if any, to require Lender to marshal any Collateral.

11.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 12. MISCELLANEOUS

12.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

HERCULES TECHNOLOGY II, L.P.

Legal Department

Attention: Chief Legal Officer and Todd Fissori

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3068

(b)	If to Borrower:

BRIGHTSOURCE ENERGY, INC.

1999 Harrison Street, Suite 2150

Oakland, CA 94612

Attention: Scott Rosebrook

Facsimile: 510-550-8165

Telephone: 510-735-5737

or to such other address as each party may designate for itself by like notice.

12.3 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s proposal letter dated November 5, 2010). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

12.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by any Credit Party at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

12.6 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

12.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Each Credit Party and its permitted assigns (if any). No Credit Party shall assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to any Credit Party, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

12.8 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by any Credit Party of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

12.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 12.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12.2, and shall be deemed effective and received as set forth in Section

12.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

12.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH CREDIT PARTY AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY ANY CREDIT PARTY AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST ANY CREDIT PARTY. This waiver extends to all such Claims, including Claims that involve Persons other than any Credit Party and Lender; Claims that arise out of or are in any way connected to the relationship between each Credit Party and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 12.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 12.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

12.11 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to any Credit Party or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to any Credit Party, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Credit Party’s estate, and any appeal or review thereof.

12.12 Publicity. Upon Borrower’s prior written consent (not to be unreasonably withheld), Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials.

12.13 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Any Credit Party, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Such Credit Party, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section 12.13 prior to disclosure; or (h) otherwise with the prior consent of Such Credit Party; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Such Credit Party or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

12.14 Assignment. Each Credit Party acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve any Credit Party of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

12.15 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Credit Party for liquidation or reorganization, if any Credit Party becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Credit Party’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

12.16 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

12.17 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and any Credit Party unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

12.18 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien and security interest granted to Collateral Agent pursuant to the Pledge and Security Agreement and the exercise of any right or remedy by Collateral Agent hereunder or under the Pledge and Security Agreement are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 13. COLLATERAL AGENT

13.1 Appointment of Agent. Hercules Technology Growth Capital, Inc. is hereby appointed as Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Hercules Technology Growth Capital, Inc. to act as Collateral Agent in accordance with the terms hereof and the other Loan Documents. Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 13 are solely for the benefit of Collateral Agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.

13.2 Powers and Duties. Each Lender irrevocably authorizes Collateral Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Collateral Agent may accept payments of principal, interest, fees and expenses due under the Loan Documents from and deposits from, Borrower or any other Credit Party on the account or benefit for any Lender.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

BRIGHTSOURCE ENERGY, INC.

Signature:	/s/ John F. Jenkins-Stark
Print Name:	John F. Jenkins-Stark
Title:	CFO

GUARANTOR:

BRIGHTSOURCE CONSTRUCTION MANAGEMENT, INC.

Signature:	/s/ John F. Jenkins-Stark
Print Name:	John F. Jenkins-Stark
Title:	CFO

GUARANTOR:

SOLAR PARTNERS I, LLC

By: BrightSource Energy, Inc. Managing Member

Signature:	/s/ John F. Jenkins-Stark
Print Name:	John F. Jenkins-Stark
Title:	CFO

GUARANTOR:

SOLAR PARTNERS II, LLC

By: BrightSource Energy, Inc. Managing Member

Signature:	/s/ John F. Jenkins-Stark
Print Name:	John F. Jenkins-Stark
Title:	CFO

GUARANTOR:

SOLAR PARTNERS VIII, LLC

By: BrightSource Energy, Inc. Managing Member

Signature:	/s/ John F. Jenkins-Stark
Print Name:	John F. Jenkins-Stark
Title:	CFO

1

Soley with respect to the obligations under Sections 7 and 12:

BRIGHTSOURCE INDUSTRIES (ISRAEL) LTD.

Signature:	/s/ Israel Kroizer
Print Name:	Israel Kroizer
Title:	President

BRIGHTSOURCE OPERATIONS (ISRAEL) LTD.

Signature:	/s/ Israel Kroizer
Print Name:	Israel Kroizer
Title:	President

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch
Print Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership

By: Hercules Technology SBIC Management, LLC, its General Partner

By:	Hercules Technology Growth Capital, Inc., its Manager

	By:	/s/ K. Nicholas Martitsch
	Name:	K. Nicholas Martitsch
	Its:	Associate General Counsel

2

Table of Addenda, Exhibits and Schedules

Addendum 1:	SBA Provisions

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B-1:	Term Loan A Note
Exhibit B-2:	Term Loan B Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Joinder Agreement
Exhibit E:	Compliance Certificate

Exhibit F:	Business Plan

Exhibit G:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 4.1	Jurisdictions of Organization and Qualification
Section 4.2	Equity Interests and Ownership
Section 4.7	Contingent Obligations
Section 4.12(b)	Real Estate Assets
Section 4.13(a)	Environmental Matters
Schedule 7.5	Certain Restrictions on Subsidiary Distributions
Schedule 7.11	Certain Affiliate Transactions

1

ADDENDUM 1 to LOAN AND GUARANTY AGREEMENT

(cc) Borrower’s Business. For purposes of this Addendum 1, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103. Borrower represents and warrants to Lender (as of the Closing Date and for a period of one year thereafter) and covenants to Lender as follows:

1.	Size Status. The total electric output for the preceding fiscal year of Borrower and its affiliates did not exceed 4 million megawatts;

2.	No Relender. Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

3.	No Passive Business. Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties). Borrower’s employees are carrying on the majority of day to day operations. Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

4.	No Real Estate Business. Borrower is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual. The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

5.	No Project Finance. Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business’s financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells). The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

6.	No Farm Land Purchases. Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

7.	No Foreign Investment. The proceeds of the Loan will not be used substantially for a foreign operation. At the time of the Loan, Borrower will not have more than 49 percent of its employees or tangible assets located outside the United States. The representation in this subsection (7) is made only as of the date hereof and shall not continue for one year as contemplated in the first sentence of this Section 1.

(dd) Small Business Administration Documentation. Lender acknowledges that Borrower completed, executed and delivered to Lender SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash

1

flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Lender regarding its intended use of proceeds from the sale of securities to Lender (the “Use of Proceeds Statement”). Borrower represents and warrants to Lender that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of the Closing Date is accurate and complete in all material respects.

(ee) Inspection. The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents. Subject to the preceding sentence, Borrower will permit, for so long as Lender holds any debt or equity securities of Borrower, Lender or its representative, at Lender’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Lender or the SBA.

(ff) Annual Assessment. Promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Lender, Borrower will deliver to Lender a written assessment of the economic impact of Lender’ investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of Lender’s SBA Form 468. Lender will assist Borrower with preparing such assessment. In addition to any other rights granted hereunder, Borrower will grant Lender and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds. Borrower also will furnish or cause to be furnished to Lender such other information regarding the business, affairs and condition of Borrower as Lender may from time to time reasonably request.

(gg) Use of Proceeds. Borrower will use the proceeds from the Loan only for general working capital purposes. Borrower will deliver to Lender from time to time promptly following Lender’s request, a written report, certified as correct by Borrower’s Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed. Borrower will supply to Lender such additional information and documents as Lender reasonably requests with respect to its use of proceeds and will permit Lender and the SBA to have access to any and all Borrower records and information and personnel as Lender deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in Section 6.14.

(hh) Activities and Proceeds. Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720. Without obtaining the prior written approval of Lender, Borrower will not change within 1 year of the date hereof, Borrower’s current business activity to a business activity which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act.

(ii) Redemption Provisions. Notwithstanding any provision to the contrary contained in the Certificate of Incorporation of Borrower, as amended from time to time (the “Charter”), if, pursuant to the redemption provisions contained in the Charter, Lender is entitled to a redemption of its Warrant, such redemption (in the case of Lender) will be at a price equal to the redemption price set forth in the Charter (the “Existing Redemption Price”). If, however, Lender delivers written notice to Borrower that the then current regulations promulgated under the SBIC Act prohibit payment of the Existing Redemption Price in the case of an SBIC (or, if applied, the Existing Redemption Price would cause the Series C Preferred Stock to lose its classification as an “equity security” and Lender has determined that such classification is unadvisable), the amount Lender will be entitled to receive shall be the greater of (i) fair market value of the securities being redeemed taking into account the rights and preferences of such securities plus any costs and expenses of the Lender incurred in making or maintaining the Warrant, and (ii) the Existing

2

Redemption Price where the amount of accrued but unpaid dividends payable to the Lender is limited to Borrower’s earnings plus any costs and expenses of the Lender incurred in making or maintaining the Warrant; provided, however, the amount calculated in subsections (i) or (ii) above shall not exceed the Existing Redemption Price.

(jj) Cost of Money. Notwithstanding any provision to the contrary contained in the Loan Documents, all interest and fees charged pursuant to the Loan Documents shall comply with the provisions of 13 C.F.R. § 107.855, including, without limitation, that such amounts shall not exceed the Cost of Money ceiling (as defined hereafter). The current Cost of Money ceiling for this Loan is fourteen percent.

(kk) Compliance and Resolution. In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Lender believes that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then Lender shall promptly assign the financing agreements from Hercules Technology II, L.P. to Hercules Technology Growth Capital, Inc.

3

EXHIBIT A

ADVANCE REQUEST

To:	December __, 2010

Hercules Technology Growth Capital, Inc.

Hercules Technology II, L.P.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Attn: Parag Shah

BRIGHTSOURCE ENERGY, INC. (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. and Hercules Technology II, L.P. (collectively “Lender”) two Advances in the aggregate amount of $25,000,000 (consisting of one Term Loan A Advance of $11,250,000 and one Term Loan B Advance of $13,750,000 on December 28, 2010 (the “Advance Date”) pursuant to the Loan and Guaranty Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower

or

(b)	Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Advance Date and if Lender has received no such notice

4

before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of December __, 2010.

BRIGHTSOURCE ENERGY, INC.

SIGNATURE:

TITLE:

PRINT NAME:

5

ATTACHMENT TO ADVANCE REQUEST

Dated: December __, 2010

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	BrightSource Energy, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

1

EXHIBIT B-1

SECURED TERM LOAN A PROMISSORY NOTE

$11,250,000	Advance Date: December __, 2010

Maturity Date: _____ ___, 20[ ]

FOR VALUE RECEIVED, BRIGHTSOURCE ENERGY, INC., a Delaware corporation, for itself and each of its Subsidiaries (the “Borrower”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation, or the holder of this Note (“Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000) or such other principal amount as Lender has advanced to Borrower, together with interest as set forth in the Loan Agreement as defined below.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Guaranty Agreement dated December 28, 2010, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to the Loan Documents and the exercise of any right or remedy by the Collateral Agent under the Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Promissory Note, the terms of the Intercreditor Agreement shall govern and control.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND

ON BEHALF OF ITS SUBSIDIARIES:         BRIGHTSOURCE ENERGY, INC.

By:
Name:
Title:

EXHIBIT B-2

SECURED TERM LOAN B PROMISSORY NOTE

$13,750,000	Advance Date: December __, 2010

Maturity Date: _____ ___, 20[ ]

FOR VALUE RECEIVED, BRIGHTSOURCE ENERGY, INC., a Delaware corporation, for itself and each of its Subsidiaries (the “Borrower”) hereby promises to pay to the order of Hercules Technology II, L.P., a Delaware limited partnership or the holder of this Note (“Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000) or such other principal amount as Lender has advanced to Borrower, together with interest as set forth in the Loan Agreement as defined below.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Guaranty Agreement dated December 28, 2010, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to the Loan Documents and the exercise of any right or remedy by the Collateral Agent under the Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Promissory Note, the terms of the Intercreditor Agreement shall govern and control.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND

ON BEHALF OF ITS SUBSIDIARIES:         BRIGHTSOURCE ENERGY, INC.

By:
Name:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	BrightSource Energy, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization ID Number:	76-0836010

2. Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Previous Name (Type)	Date of Change	Change
Luz II, LLC (limited liability company)	August 17, 2006	Change in name from “Luz II, LLC” to “Luz II, Inc.” and conversion from LLC to corporation

Luz II, Inc. (corporation)	December 19, 2006	Change in name from “Luz II, Inc.” to “Bright Source Energy, Inc.”

Bright Source Energy, Inc. (corporation)	May 15, 2007	Change in name from “Bright Source Energy, Inc.” to “BrightSource Energy, Inc.”

State of organization: Delaware

Borrower’s fiscal year ends on December 31

Borrower’s federal employer tax identification number is: 76-0836010

3. Borrower represents and warrants to Lender that its chief executive office is located at 1999 Harrison Street, Suite 2150, Oakland, CA 94612.

EXHIBIT D

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [            ], 20[    ], and is entered into by and between [Subsidiary Name], a                      corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“HTGC”) and HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership (“Hercules II”) (HTGC and Hercules II, collectively, the “Lender”).

RECITALS

A. Subsidiary’s Affiliate, BirghtSource Energy, Inc. (“Company”) [has entered/desires to enter] into that certain Loan and Guaranty Agreement dated [Date], with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were a Guarantor (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

_____________________________________.

By:

Name:

Title:

Address:

Telephone:

Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:

Name:

Title:

Address:

400 Hamilton Ave., Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

HERCULES TECHNOLOGY II, L.P.,

a Delaware limited partnership

By:	Hercules Technology SBIC Management, LLC, its General Partner

By:	Hercules Technology Growth Capital, Inc., its Manager

By:

Name:

Title:

Address:

400 Hamilton Ave., Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

EXHIBIT E

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

Hercules Technology II, L.P.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Guaranty Agreement dated December 28, 2010 and all ancillary documents entered into in connection with such Loan and Guaranty Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. and Hercules Technology II, L.P. (collectively, “Hercules”) as Lender and BRIGHTSOURCE ENERGY, INC. (the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance for the period ending                      of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 60 days	☐
Interim Financial Statements (BrightSource, Inc.)	Monthly within 30 days	☐
Audited Financial Statements	FYE within 120 days	☐

Very Truly Yours,

BRIGHTSOURCE ENERGY, INC.

By:

Name:

Title::

EXHIBIT F

BUSINESS PLAN

[*]

* Confidential Treatment Requested

EXHIBIT G

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.

Hercules Technology II, L.P.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Loan and Guaranty Agreement dated December 28, 2010 between BrightSource Energy, Inc. (“Borrower”) and Hercules Technology Growth Capital, Inc. and Hercules Technology II, L.P. (collectively, “Company”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

BRIGHTSOURCE ENERGY, INC.

By:

Date:

SCHEDULE 1 TO

LOAN AND GUARANTY AGREEMENT

SUBSIDIARIES

The list of Subsidiaries provided in Schedule 4.1 is incorporated herein by reference thereto.

SCHEDULE 4.1 TO

LOAN AND GUARANTY AGREEMENT

JURISDICTIONS OF ORGANIZATION AND QUALIFICATION

BrightSource Energy, Inc. Entity Name	State/Country of Incorporation	Date of Incorporation	Ownership	Qualified in Other States

BrightSource Energy, Inc. (“BSE”)	Delaware	Aug 17, 2006	N/A	California Arizona Nevada

BrightSource Industries (Israel) Ltd. (“BSII”)	Israel	May 02, 2004	BSE-100%	—

BrightSource Operations (Israel) Ltd. (“BSOI”)	Israel	Sep 01, 2010	BSE-100%	—

BrightSource Construction Management, Inc. (“BSCM”)	Delaware	Sep 25, 2007	BSE-100%	California Nevada

BrightSource Energy Australia Pty Ltd	Australia	Feb 3, 2010	BSE-100%	—

Solar Partners I, LLC	Delaware	Nov 02, 2006	BSE-100%	California

Solar Partners II, LLC	Delaware	Jan 04, 2007	BSE-100%	California

Solar Partners III, LLC	Delaware	Jan 04, 2007	BSE-100%	California

Solar Partners IV, LLC	Delaware	Mar 07, 2007	BSE-100%	California

Solar Partners V, LLC	Delaware	Mar 07, 2007	BSE-100%	California

Solar Partners VI, LLC	Delaware	Mar 26, 2007	BSE-100%	California

Solar Partners VII, LLC	Delaware	Apr 09, 2007	BSE-100%	Nevada

Solar Partners VIII, LLC	Delaware	Apr 09, 2007	BSE-100%	California

Solar Partners IX, LLC	Delaware	Apr 09, 2007	BSE-100%	California

Solar Partners X, LLC	Delaware	Apr 09,2007	BSE-100%	California

BrightSource Energy, Inc. Entity Name	State/Country of Incorporation	Date of Incorporation	Ownership	Qualified in Other States
Solar Partners XI, LLC	Delaware	Sep 25, 2007	BSE-100%	Nevada
Solar Partners XII, LLC	Delaware	Oct 10, 2007	BSE-100%	California New Mexico
Solar Partners XIII, LLC	Delaware	Oct 10, 2007	BSE-100%	New Mexico
Solar Partners XIV, LLC	Delaware	Oct 10, 2007	BSE-100%	California New Mexico
Solar Partners XV, LLC	Delaware	Oct 10, 2007	BSE-100%	California
Solar Partners XVI, LLC	Delaware	Oct 10, 2007	BSE-100%	New Mexico
Solar Partners XVII, LLC	Delaware	Oct 10, 2007	BSE-100%	California
Solar Partners XVIII, LLC	Delaware	Oct 10, 2007	BSE-100%	California
Solar Partners XIX, LLC	Delaware	Oct 10, 2007	BSE-100%	California
Solar Partners XX, LLC	Delaware	Oct 10, 2007	BSE-100%	California
Solar Partners XXI, LLC	Delaware	Oct 10, 2007	BSE-100%	California
Solar Partners XXII, LLC	Delaware	Mar 6, 2009	BSE-100%	California
Solar Partners XXIII, LLC	Delaware	Mar 6, 2009	BSE-100%	California
Rebel Hidden Valley, LLC	Delaware	Sep 12, 2008	BSE-100%	Nevada
Wildcat Abrams, LLC	Delaware	Sep 12, 2008	BSE-100%	Arizona
Wildcat Jojoba, LLC	Delaware	Sep 12, 2008	BSE-100%	Arizona
Wildcat Harcuvar South, LLC	Delaware	Sep 12, 2008	BSE-100%	Arizona

Wildcat Pinal West, LLC	Delaware	Sep 12, 2008	BSE-100%	Arizona

SCHEDULE 4.1-2

BrightSource Energy, Inc. Entity Name	State/Country of Incorporation	Date of Incorporation	Ownership	Qualified in Other States

Wildcat Quartzsite, LLC (formerly Wildcat Saguaro, LLC)	Delaware	Sep 12, 2008	BSE-100%	Arizona

Wildcat White Hills, LLC	Delaware	Jan 26, 2009	BSE-100%	Arizona

SCHEDULE 4.1-2

SCHEDULE 4.2 TO

LOAN AND GUARANTY AGREEMENT

EQUITY INTERESTS AND OWNERSHIP

Part I

BrightSource Energy, Inc. (“BSE”) Entity Name	State/Country of Incorporation	Date of Incorporation	Ownership	Qualified in Other States

BrightSource Industries (Israel) Ltd. (“BSII”)	Israel	May 02, 2004	BSE-100%	—

BrightSource Operations (Israel) Ltd. (“BSOI”)	Israel	Sep 01, 2010	BSE-100%	—

BrightSource Construction Management, Inc. (“BSCM”)	Delaware	Sep 25, 2007	BSE-100%	California Nevada

BrightSource Energy Australia Pty Ltd	Australia	Feb 3, 2010	BSE-100%	—

Solar Partners I, LLC	Delaware	Nov 02, 2006	BSE-100%	California

Solar Partners II, LLC	Delaware	Jan 04, 2007	BSE-100%	California

Solar Partners III, LLC	Delaware	Jan 04, 2007	BSE-100%	California

Solar Partners IV, LLC	Delaware	Mar 07, 2007	BSE-100%	California

Solar Partners V, LLC	Delaware	Mar 07, 2007	BSE-100%	California

Solar Partners VI, LLC	Delaware	Mar 26, 2007	BSE-100%	California

Solar Partners VII, LLC	Delaware	Apr 09, 2007	BSE-100%	Nevada

Solar Partners VIII, LLC	Delaware	Apr 09, 2007	BSE-100%	California

Solar Partners IX, LLC	Delaware	Apr 09, 2007	BSE-100%	California

Solar Partners X, LLC	Delaware	Apr 09,2007	BSE-100%	California

Solar Partners XI, LLC	Delaware	Sep 25, 2007	BSE-100%	Nevada

Solar Partners XII, LLC	Delaware	Oct 10, 2007	BSE-100%	California New Mexico

BrightSource Energy, Inc. (“BSE”) Entity Name	State/Country of Incorporation	Date of Incorporation	Ownership	Qualified in Other States
Solar Partners XIII, LLC	Delaware	Oct 10, 2007	BSE-100%	New Mexico

Solar Partners XIV, LLC	Delaware	Oct 10, 2007	BSE-100%	California New Mexico

Solar Partners XV, LLC	Delaware	Oct 10, 2007	BSE-100%	California

Solar Partners XVI, LLC	Delaware	Oct 10, 2007	BSE-100%	New Mexico

Solar Partners XVII, LLC	Delaware	Oct 10, 2007	BSE-100%	California

Solar Partners XVIII, LLC	Delaware	Oct 10, 2007	BSE-100%	California

Solar Partners XIX, LLC	Delaware	Oct 10, 2007	BSE-100%	California

Solar Partners XX, LLC	Delaware	Oct 10, 2007	BSE-100%	California

Solar Partners XXI, LLC	Delaware	Oct 10, 2007	BSE-100%	California

Solar Partners XXII, LLC	Delaware	Mar 6, 2009	BSE-100%	California

Solar Partners XXIII, LLC	Delaware	Mar 6, 2009	BSE-100%	California

Rebel Hidden Valley, LLC	Delaware	Sep 12, 2008	BSE-100%	Nevada

Wildcat Abrams, LLC	Delaware	Sep 12, 2008	BSE-100%	Arizona

Wildcat Jojoba, LLC	Delaware	Sep 12, 2008	BSE-100%	Arizona

Wildcat Harcuvar South, LLC	Delaware	Sep 12, 2008	BSE-100%	Arizona

Wildcat Pinal West, LLC	Delaware	Sep 12, 2008	BSE-100%	Arizona

Wildcat Quartzsite, LLC (formerly Wildcat Saguaro, LLC)	Delaware	Sep 12, 2008	BSE-100%	Arizona

SCHEDULE 4.2-2

BrightSource Energy, Inc. (“BSE”) Entity Name	State/Country of Incorporation	Date of Incorporation	Ownership	Qualified in Other States
Wildcat White Hills, LLC	Delaware	Jan 26, 2009	BSE-100%	Arizona

Part II

1.	The options outstanding for current employees are 8,746,833 shares of BSE common stock. Total options outstanding including consultants, directors and others is 9,082,821 shares of BSE common stock.

2.	Certain investors currently have warrants to purchase a total of 60,387 shares of BSE Series A Preferred Stock outstanding.

SCHEDULE 4.2-3

SCHEDULE 4.7 TO

LOAN AND GUARANTY AGREEMENT

LONG-TERM LEASES AND COMMITMENTS

Pursuant to a Letter Agreement between BrightSource Industries (Israel) Ltd. (“BSII”) and Bechtel Power Corporation (“BPC”) effective as of December 1, 2009, BSII is subject to a contingent liability up to $3 million if BSII (or any affiliate of BSII or BrightSource Energy, Inc.) does not engage BPC as an EPC for another project within three years of the date of the Letter Agreement.

SCHEDULE 4.12(b) TO

LOAN AND GUARANTY AGREEMENT

REAL ESTATE ASSETS

Right-Of-Way Lease/Grant (Serial Number CACA-49504) between Solar Partners II, LLC and the United States Department of the Interior, Bureau of Land Management dated October 7, 2010.

Right-Of-Way Lease/Grant (Serial Number CACA-48668) between Solar Partners I, LLC and the United States Department of the Interior, Bureau of Land Management dated October 7, 2010.

Right-Of-Way Lease/Grant (Serial Number CACA-49503) between Solar Partners VIII, LLC and the United States Department of the Interior, Bureau of Land Management dated October 7, 2010.

Right-Of-Way Lease/Grant (Serial Number CACA-49502) between Solar Partners I, LLC, Solar Partners II, LLC and Solar Partners VIII, LLC and the United States Department of the Interior, Bureau of Land Management dated October 7, 2010.

SCHEDULE 4.13(a) TO

LOAN AND GUARANTY AGREEMENT

ENVIRONMENTAL MATTERS

None.

SCHEDULE 7.5 TO

LOAN AND GUARANTY AGREEMENT

CERTAIN RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS

Section 6.05 of that certain $25,000,000 Development Loan Agreement, dated as of May 16, 2007, between Solar Partners II, LLC (as assignee of Solar Partners I, LLC), as borrower, and Morgan Stanley, as amended by that certain First Amendment to Development Loan Agreement, dated as of October 30, 2009 (the “Morgan Stanley Facility”), provides that if an “Event of Default” (as defined in the Morgan Stanley Facility) has occurred and is continuing, Solar Partners II, LLC will not make, directly or indirectly, any “Restricted Payment” (which, as defined in the Morgan Stanley Facility, generally means any dividend or distribution), or incur any obligation (contingent or otherwise) to do so.

The Credit and Guaranty Agreement, dated as of October 4, 2010, among BrightSource Energy, Inc. (“BSE”), certain wholly-owned domestic subsidiaries of BSE, the lenders party thereto from time to time, and Goldman Sachs Bank USA as Administrative Agent and as Collateral Agent, places additional restrictions on Subsidiary distributions.

SCHEDULE 7.11 TO

LOAN AND GUARANTY AGREEMENT

CERTAIN AFFILIATE TRANSACTIONS

That certain $25,000,000 Development Loan Agreement, dated as of May 16, 2007, between Solar Partners II, LLC (as assignee of Solar Partners I, LLC), as borrower, and Morgan Stanley, as amended by that certain First Amendment to Development Loan Agreement, dated as of October 30, 2009.

Borrower has entered into two agreements with Alstom Power Inc. (“Alstom”), a stockholder of Borrower. The first agreement is a Preferred Turbine Supplier Agreement dated as of August 31, 2010 (“PSA”). Pursuant to the terms of the PSA, Borrower will designate Alstom as the preferred supplier of the next 8 steam turbine electric generator sets (or 2,000 MW, whichever comes first) supplied to certain Borrower facilities (excluding the Projects). The second agreement is a Preferred Partner Agreement dated as of August 31, 2010 (the “PPA”). Pursuant to the terms of the PPA, the parties will work together to develop project opportunities in certain countries. Borrower will designate Alstom as its preferred provider of EPC services for approved project opportunities, and Alstom will designate Borrower as its preferred provider of the solar field for such opportunities.